SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 19, 2007

Yadkin Valley Financial Corporation

North Carolina	20-4495993
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 4 pages, plus exhibit

Item 8.01: Other Events
The Board of Directors of Yadkin Valley Financial Corporation (NASDAQ Global Select Market: YAVY) announced today a regular first quarter cash dividend of 12 cents per share that provides an annualized return of 2.46% based on Thursday’s closing price of $19.49 per share. The first quarter dividend represents the 77th consecutive quarterly dividend as well as the fourth consecutive dividend at 12 cents per share. Payment will be made on April 27, 2007 to shareholders of record on April 9, 2007.
Yadkin Valley Financial Corporation and its wholly-owned subsidiary, Yadkin Valley Bank and Trust Company (“the bank”), are headquartered in Elkin, North Carolina. The bank serves customers from twenty-three full-service banking offices located in the piedmont, foothills and northwest mountains of North Carolina. Offices located in Jefferson and West Jefferson (Ashe County), Elkin (Surry County), North Wilkesboro and Wilkesboro (Wilkes County), and East Bend, Jonesville, and Yadkinville (Yadkin County) are operated under the Yadkin Valley Bank name. Offices in Mooresville and Statesville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated under the assumed name “Piedmont Bank”. Offices in Boone (Watauga County) and Linville (Avery County) are operated under the assumed name “High Country Bank”. Sidus Financial, LLC, a wholly-owned subsidiary of the bank with headquarters in Greenville, North Carolina, provides mortgage banking services to customers in North Carolina, South Carolina, Virginia, Georgia, Alabama, Florida, Maryland, Kentucky, Louisiana, Virginia, West Virginia, Pennsylvania, Delaware, Tennessee, Arkansas, and Mississippi.
Item 9.01(d): Exhibits
     Exhibit 99:      Press Release
Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By:	\s\Edwin E. Laws
Edwin E. Laws Chief Financial Officer

Date:	March 19, 2007